Exhibit 10.15

CONFIDENTIAL

PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN BRACKETED. SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is made by and between Apollomics Inc., a Cayman company, together with its Affiliates (“Apollomics”), and Beijing Pearl Biotechnology Co., Ltd. (北京浦润奥生物科技有限责任公司), a PRC limited liability company (“Pearl”) (each of Apollomics and Pearl, a “Party”, and collectively, the “Parties”), effective as of the date last signed by the Parties (the “Effective Date”).

WHEREAS, Crown Bioscience (Taichang), Inc. (中美冠科生物技术（太仓）有限公司), a PRC limited liability company (“Crown”) has granted and received certain license rights pursuant to a patent exploitation license agreement dated [                        ] by and between Pearl and Crown (the “Primary License Agreement”; a copy of which is attached hereto as Exhibit A) relating to that certain product known alternatively as APL-101, PBL 1001, and Bozitinib (the “Product”);

WHEREAS, pursuant to a data sublicense agreement dated July 28, 2016, by and between Crown and CB Therapeutics, Inc., which later became Apollomics (the “Sublicense Agreement”; a copy of which is attached hereto as Exhibit B), Apollomics has been granted an exclusive sublicense under Crown’s Data Rights provided for by and subject to the Primary License Agreement;

WHEREAS, Pearl has rights to develop and commercialize the Product in China (the “Pearl Territory”) and Apollomics has rights to develop and commercialize the Product in the rest of the world, excluding China (the “Apollomics Territory”);

WHEREAS, Pearl and Apollomics have entered into that certain Safety Data Exchange Agreement (the “SDEA”) dated [                        ], pursuant to which the Parties have already agreed to share all safety information related to the Product arising from their respective clinical studies; and

WHEREAS, and the Parties now desire to work together collaboratively to further the development, regulatory approval, and commercialization of the Product in each Party’s respective territory, including the sharing of data regarding the Product and exploration of potential commercial arrangements with one or more third-party major, global pharmaceutical companies (a “Pharma Partner”).

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

1.1     “Affiliate” of a Person means any other Person that, as of the Effective Date or at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term “control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings.

CONFIDENTIAL

1.2     “Agreement” has the meaning set forth in the preamble.

1.3     “Alliance Manager” has the meaning set forth in Section 3.5.

1.4     “Apollomics” has the meaning set forth in the preamble.

1.5     “Apollomics Information” has the meaning set forth in Section 2.1(b).

1.6     “Apollomics Indemnified Party” has the meaning set forth in Section 9.2.

1.7     “Apollomics Regulatory Materials” has the meaning set forth in Section 2.1 (b).

1.8     “Apollomics Technology” has the meaning set forth in Section 8.2.

1.9     “Apollomics Territory” has the meaning set forth in the recitals.

1.10     “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in San Francisco, California or Shanghai, China are authorized or required by Law to be closed for business.

1.11     “cGMP” means current Good Manufacturing Practices for pharmaceutical products promulgated by the Regulatory Authorities, including within the meaning of 21 C.F.R. Parts 210 and 211, as the same may be amended and any successor regulations thereto.

1.12     “China” means the People’s Republic of China, which, only for purposes of this Agreement to illustrate scope of the Pearl Territory, includes the Macau Special Administrative Region (“Macau”), but excludes the Hong Kong Special Administrative Region (“Hong Kong”) and Taiwan. [                                                                                                                                                                                                                                                                                                                                                                                                         ]

1.13     “China Transaction” has the meaning set forth in Section 4.2(d).

1.14     “Clinical Information” means [                                                                                                                                                                                                                                                                                                                                                                                                                                  ].

1.15     “CMC Information” means [                                                                                                                                                                                                                                                                                                                                                                                                                                                               ].

CONFIDENTIAL

1.16     “CMO” has the meaning set forth in Section 4.4.

1.17     “Commercial Formulation” has the meaning set forth in Section 4.3.

1.18     “Commercial Milestone Revenues” means [                                                                                                                                                                                                                                                                                                                                                                                                         ].

1.19     “Commercialization Transaction” has the meaning set forth in Section 4.2(a).

1.20     “Confidential Information” means all non-public, confidential, or proprietary information and materials of a Party or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” and includes any information and materials that, due to the nature of the subject matter or circumstances surrounding the disclosure thereof, would reasonably be understood to be confidential or proprietary. Without limiting the foregoing, Confidential Information includes the terms and existence of this Agreement (including all correspondence, communications, and notices provided hereunder).

Confidential Information does not include information or materials that the receiving Party can demonstrate by documentation: (w) was already known to the receiving Party without restriction on use or disclosure prior to the disclosure of such information directly or indirectly by or on behalf of the disclosing Party; (x) was or is independently developed by the receiving Party without reference to or use of any Confidential Information of the disclosing Party; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party; or (z) was disclosed to the receiving Party by a Third Party who was not, at the time of disclosure, under any obligation to the disclosing Party or any other Person to maintain the confidentiality of such information.

1.21     “Crown” has the meaning set forth in the recitals.

1.22     “Development Milestone Revenues” means [                                                                                                                                                                                                                                                                                                                                                                                                         ]

1.23     “Dispute” has the meaning set forth in Section 11.1.

CONFIDENTIAL

1.24     “Dispute Notice” has the meaning set forth in Section 11.1.

1.25     “Effective Date” has the meaning set forth in the preamble.

1.26     “Ex-China Transaction” has the meaning set forth in Section 4.2(c).

1.27     “Executives” has the meaning set forth in Section 11.2.

1.28     “FDA” means the United States Food and Drug Administration and any successor thereto.

1.29     “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.30     “Force Majeure Event” has the meaning set forth in Section 12.

1.31     “Governmental Authority” means any federal, state, national, provincial, or local government, or political subdivision thereof, or any agency or instrumentality of the government or political subdivision (including any Regulatory Authority), or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

1.32     “Information” means any data (including CMC data, non-clinical data, preclinical data, and clinical data), results, technology, business, or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, Clinical Information, stability data, and other study data and procedures, in each case, generated by or on behalf of a Party or its Affiliates or its or their respective sublicensees.

1.33     “Indemnified Claim” has the meaning set forth in Section 9.1.

1.34     “Indemnifying Party” has the meaning set forth in Section 9.3.

1.35     “Intellectual Property Rights” means rights in Know-How, Patent Rights, trademarks, copyrights, and other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction in the Territory.

CONFIDENTIAL

1.36     “JSC” has the meaning set forth in Section 3.1.

1.37     “Know-How” means all inventions, discoveries, developments, improvements, modifications, processes, methods, techniques, formulas, formulations, protocols, data (including pharmacological, biological, chemical, biochemical, stability, technical, and test data), information, technology, materials (including chemical or biological materials), cell lines, cells, antibodies or other proteins, compounds, probes, nucleic acid or other sequences, results, ideas, and other know-how and any documentation thereof (including related papers, invention disclosures, laboratory notebooks, drawings, flowcharts, diagrams, specifications, statistical analysis, and reports), in each case whether or not copyrightable or patentable, and whether in written, electronic, oral, or any other tangible or intangible form or medium.

1.38     “Law” means any national, supranational, regional, federal, state, or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, guidance, directive, permit (including any Regulatory Approval), or other requirement of any Governmental Authority (including any Regulatory Authority).

1.39     “Licensed Technology” has the meaning set forth in Section 2.2(a).

1.40     “Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys’ fees, that are awarded against an Indemnified Party in a final judgment, administrative proceeding, or arbitral proceeding.

1.41     “Notice” has the meaning set forth in Section 14.3.

1.42     “NMPA” means National Medical Products Administration.

1.43     “Party/Parties” has the meaning set forth in the preamble.

1.44     “Patent Rights” means all rights and interests in issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions (including patent term extensions), or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models).

1.45     “Pearl” has the meaning set forth in the Preamble.

1.46     “Pearl Information” has the meaning set forth in Section 2.1 (a).

1.47     “Pearl Indemnified Party” has the meaning set forth in Section 9.1.

CONFIDENTIAL

1.48     “Pearl Regulatory Materials” has the meaning set forth in Section 2.1(a).

1.49     “Pearl Technology” has the meaning set forth in Section 8.3.

1.50     “Pearl Territory” has the meaning set forth in the recitals.

1.51     “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

1.52     “Pharma Partner” has the meaning set forth in the recitals.

1.53     “Primary License Agreement” has the meaning set forth in the recitals.

1.54     “Product” has the meaning set forth in the recitals. For clarity, the definition of “Product” includes drug substance (active pharmaceutical ingredient) and finished drug product.

1.55     “Product Information” has the meaning set forth in Section 2.1(b).

1.56     “Publication” means any: (a) publication in a journal or periodical; (b) abstract to be presented to any audience; (c) presentation at any conference, including slides and texts of oral or other public presentations; or (d) other oral, written, or electronic public or external disclosure, in each case concerning the Parties’ development activities or results relating to any Product.

1.57     “Raw Materials and Other Components” means [                                                                                                                                                                                                             ].

1.58     “Regulatory Approval” means all technical, medical, and scientific licenses, registrations, and approvals (including pricing and reimbursement approvals) necessary for the Commercialization of a Product in the Territory.

1.59     “Regulatory Authority” means the FDA, NMPA and any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other Governmental Authority involved in granting Regulatory Approval in the Territory.

1.60     “Regulatory Filings” means all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a Product made to or received from any Regulatory Authority in a regulatory jurisdiction.

CONFIDENTIAL

1.61     “Regulatory Materials” means all Regulatory Filings, Regulatory Approvals, correspondence, meeting minutes, and other materials reflecting submissions or communications with a Regulatory Authority concerning the Product, and any drafts thereof.

1.62     “Representative” means a Party’s employees, officers, directors, consultants, and legal, technical, and business advisors.

1.63     “Royalty Revenues” means [                                                                                                                                                                                                                                                                                                                                                                                                                                                               ]

1.64     “SDEA” has the meaning set forth in the recitals.

1.65     “Sublicense Agreement” has the meaning set forth in the recitals.

1.66     “Sublicensee” means a Person to whom Apollomics or Pearl has granted a sublicense in accordance with Section 2.3.

1.67     “Term” has the meaning set forth in Section 10.1.

1.68     “Territory” means (a) the Apollomics Territory and/or (b) the Pearl Territory, as applicable.

1.69     “Third Party” means a Person other than a Party or a Party’s Affiliate.

1.70     “Upfront Revenues” means [                                                                                                                                                                                                                                                                                                                                                                                                                                                      ]

2. Information Sharing; Licenses; Rights of Reference.

2.1 Information Sharing.

(a)     By Pearl. For the purposes of development, regulatory assessment and approval, and commercialization of the Product in the Apollomics Territory, Pearl hereby agrees and covenants to (i) provide all data, know-how, materials and other information relating to the Product that Apollomics may reasonably request, including all CMC Information, non-clinical data and information, and Clinical Information, to Apollomics and its Affiliates or Sublicensees (the “Pearl Information”)

CONFIDENTIAL

promptly following any such request; (ii) provide all Regulatory Materials prepared, submitted, or received by or on behalf of Pearl or its Affiliates or Sublicensees in the Pearl Territory (the “Pearl Regulatory Materials”) promptly following preparation, submission, or receipt of such Regulatory Materials; and (iii) collaborate with Apollomics and its Affiliates or Sublicensees in good faith in developing the Product in the Apollomics Territory, including providing Raw Materials and Other Components, and providing support and cooperation that Apollomics may reasonably request, in each case, at Apollomics’ sole cost and expense. For clarity, the Pearl Information and Pearl Regulatory Materials includes all data and information relating to the Product provided by or on behalf of Pearl to Apollomics prior to, as of, and after the Effective Date.

(b)     By Apollomics. For the purposes of development, regulatory assessment and approval, and commercialization of the Product in the Pearl Territory, Apollomics hereby agrees and covenants to (i) provide all CMC, non-preclinical, and clinical data, know-how, materials and other information relating to the Product that Pearl may reasonably request, including all Clinical Information, to Pearl and its Affiliates or Sublicensees (the “Apollomics Information” and, together with the Pearl Information, the “Product Information”) promptly following any such request; (ii) provide all Regulatory Materials prepared, submitted, or received by or on behalf of Apollomics or its Affiliates or Sublicensees in the Apollomics Territory (the “Apollomics Regulatory Materials”) promptly following preparation, submission, or receipt of such Regulatory Materials; and (iii) collaborate with Pearl and its Affiliates or Sublicensees in good faith in developing the Product in the Pearl Territory, including providing Raw Materials and other components, and providing support and cooperation that Pearl may reasonably request, in each case, at Pearl’s sole cost and expense. For clarity, the Apollomics Information and Apollomics Regulatory Materials includes all data and information relating to the Product provided by or on behalf of Apollomics to Pearl prior to, as of, and after the Effective Date.

(c)     Safety Data. Nothing in this Agreement limits or modifies in any way the Parties obligations under the SDEA.

2.2 License Grants: Rights of Reference.

(a)     By Pearl. Pearl hereby grants Apollomics a non-exclusive, royalty-free, sublicensable (subject to Section 2.3), perpetual license to all Pearl Information and Pearl Regulatory Materials to develop (including to seek, obtain, and maintain regulatory approval for), manufacture, commercialize, and otherwise exploit the Product in the Apollomics Territory. Without limiting the foregoing, Pearl hereby grants Apollomics a right of reference to, and a right to copy, access, and otherwise use, all Pearl Information and all Pearl Regulatory Materials. Apollomics may use such right of reference (itself or through its Affiliates or Sublicensees) solely for the purpose of seeking, obtaining, and maintaining regulatory approvals (including any pricing or reimbursement approvals, as applicable) for Products in the Apollomics Territory. Furthermore, Pearl hereby grants to Apollomics, effective upon any early termination of the Primary License Agreement, the same right, title and interest as it has granted to Crown under the terminated Primary License Agreement. In addition, Pearl hereby grants to Apollomics a worldwide ( excluding China), non-exclusive, royalty-free (but subject to any revenue share that Pearl may become entitled to pursuant to Section 4.2(b) or 4.2(c)), sublicensable license under all patents and Know-How owned or controlled by Pearl that cover the Product (the “Licensed Technology”) to produce, make, have produced, have made, import, and export the Products anywhere in the world, solely for development, commercialization, or use in the Apollomics Territory.

CONFIDENTIAL

(b)     By Apollomics. Apollomics hereby grants Pearl a non-exclusive, royalty-free, sublicensable (subject to Section 2.3), perpetual license to all Apollomics Information and Apollomics Regulatory Materials to develop (including to seek, obtain, and maintain regulatory approval for), manufacture, commercialize, and otherwise exploit the Product in the Pearl Territory. Without limiting the foregoing, Apollomics hereby grants Pearl a right of reference to, and a right to copy access, and otherwise use, all Apollomics Information and all Apollomics Regulatory Materials. Pearl may use such right of reference (itself or through its Affiliates or Sublicensees) solely for the purpose of seeking, obtaining, and maintaining regulatory approvals (including any pricing or reimbursement approvals, as applicable) for Products in the Pearl Territory.

2.3 Sublicensing.

(a)     Permitted Sublicensing. Each Party may grant sublicenses under the rights and licenses granted in Section 2.1 (a) to any of its Affiliates (for so long as such entity remains an Affiliate), without the prior consent of the other Party, to exercise such Party’s rights or perform such Party’s obligations under this Agreement for or on behalf of such Party; and (b) to a Pharma Partner for purposes of further development and commercialization of the Product in such Party’s Territory. Any other sublicensing by a Party of the rights granted in Section 2.1 to a Third Party requires the prior written consent of the other Party.

(b)     Sublicense Requirements. All sublicenses under the rights and licenses granted in Section 2.1 (a) granted to Third Parties under this Section 2.3 ( other than the Permitted Sub licensing at Section 2.3(a)) must obtain the other Party’s consent, which shall not be unreasonably withheld, conditioned or delayed, and: (i) be in writing and be subject to and consistent with the applicable terms and conditions of this Agreement; (ii) provide for (A) assignment of Intellectual Property Rights consistent with the sublicensing Party’s obligations under Section 8.1 (f); and (B) protection of Confidential Information at least as stringent as those contained in Section 9; (iii) contain a representation and warranty that any Third-Party Sublicensee has not been debarred or disqualified and is not the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any Regulatory Authority; and (iv) prohibit any further sublicensing without the prior written consent of the other Party. Each Party shall provide to the other Party a true and complete copy of each sublicense granted to a Third Party, and any amendment to any sublicense, which copy may redact financial or other commercially sensitive terms.

(c)     Compliance of Sublicensees. Each Party is responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement, and any act or omission of a Sub licensee that would be a material breach of this Agreement if performed by such Party will be deemed to be a material breach by such Party.

2.4 No Implied Licenses. Except as expressly set forth in this Agreement, neither Patty will be deemed by estoppel or implication to have granted the other Patty any license or other right to any Intellectual Property Rights of such Party or its Affiliates.

CONFIDENTIAL

2.5 Expenses. Each Party will bear its own expenses under this Agreement, and any expenses associated with such Party’s development of the Product, including, for clarity, any development by such Party that is based on information, licenses, rights of reference, and sublicensing rights obtained from the other Party pursuant to this Agreement.

3. Governance.

3.1 Joint Steering Committee. Within [                    ] after the Effective Date, the Parties shall establish a joint steering committee (“JSC”) to facilitate management of the Collaboration and oversee the Parties’ activities under this Agreement. The JSC will:

(a) act as a joint consultative body and consider any matters brought to its attention by the Parties;

(b) discuss the status, progress, and results of each Party’s development activities with respect to the Product;

(c) be a forum for discussion and exchange of information and analysis between the Parties concerning development of the Products; and

(d) perform such other functions in furtherance of the Collaboration’s objectives as may be mutually agreed upon by the Parties in writing.

3.2 Members. Each Party shall appoint two (2) of its executives or managers to serve as its representatives on the JSC, each of whom must have appropriate expertise, experience, and authority to make decisions on behalf of the appointing Party with respect to issues falling within the jurisdiction of the JSC. The Parties may change the total number of representatives on the JSC by mutual agreement; provided, that at all times there will be an equal number of representatives of each Party on the JSC. Each Party shall notify the other Party of its initial JSC representatives within [                    ] after the Effective Date. Each Party may change its JSC representatives at any time by notice to the other Party.

3.3 Meetings. The JSC will meet as needed but not less than one each quarter during the Term. JSC meetings will be held in person at such times and places or in such form, including by telephone or video conference, as the JSC determines. Any JSC member may designate a substitute of equivalent experience and seniority to attend and perform the functions of that JSC member at any JSC meeting on notice to the other Party at least [                    ] before such JSC meeting. Each Party may invite additional Representatives to attend JSC meetings as observers or to make presentations, in each case without any voting authority, on notice to the other Party at least [                    ] before the JSC meeting that the Representative will attend.

3.4 Chairperson. Apollomics shall appoint one of the JSC members to act as the initial JSC chairperson during the first year of the JSC’s existence. At the end of each year during the Term, the Parties will alternate in appointing the JSC chairperson for the next annual period. The chairperson will coordinate administrative activities of the JSC but will not have any greater authority than any other representative on the JSC. The JSC chairperson will be responsible for: (a) calling and presiding over the JSC meeting

CONFIDENTIAL

during their tenure as chairperson; (b) preparing and circulating the agenda for each such meeting; and (c) preparing draft minutes of each such meeting and providing a copy of the draft minutes to each JSC member within [                            ] after each such meeting for approval, which will be deemed to have been given unless any JSC member objects within [                            ] after receipt of the draft minutes.

3.5 Alliance Managers. Each Party shall appoint a Representative to serve as such Party’s primary liaison (each, an “Alliance Manager”) with the other Party for all matters relating to the collaboration and to facilitate communication and collaboration between the Parties. Each Party may replace its Alliance Manager at any time by providing notice to the other Party. The Alliance Managers will be entitled to attend all JSC meetings, and each Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter requires the JSC’s attention. Each Party shall notify the other Party of its initial Alliance Manager within [                    ] after the Effective Date.

3.6 Decision-Making. All JSC decisions in any matter requiring the JSC’s action or approval must be unanimous, with each Party’s representatives on the JSC collectively having one vote. No JSC vote may be taken unless a majority of the JSC members are present. Any matters relating to the Collaboration that cannot be resolve by the JSC shall be escalated to the Executives for resolution pursuant to Section 11.

3.7 Limitations on JSC Authority. The JSC will have only the powers expressly delegated to it in this Section 3 and will have no authority to: (a) amend, modify, or waive compliance with this Agreement; or (b) act on behalf of either Party in relation to any Third Party. Each Party will retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties otherwise expressly agree in writing.

3.8 Expenses. Each Party will bear all expenses it incurs in participating in the JSC, including all travel and living expenses.

4. Product Development; Business Development; Manufacturing; Supply.

4.1 Product Development. Apollomics has responsibility for all Product development activities in the Apollomics Territory and will bear all of its own costs and expenses associated with any such Product development. Pearl has responsibility for all Product development activities in the Pearl Territory and will bear all of its own costs and expenses associated with any such Product development. Neither Party has any obligation to the other Party with respect to the development of the Product other than the data sharing and licensing obligations set forth in Section 2.

4.2 Business Development.

(a)     Apollomics and Pearl will jointly engage in business development activities directed at identifying a suitable Pharma Partner for the out-licensing of global rights to commercialize the Product for all human uses (including cancer) on commercially reasonable terms. [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     ]

CONFIDENTIAL

(b)     If the Commercialization Transaction does not contemplate commercialization of the Product in China (such Commercialization Transaction, an “Ex-China Transaction”), then Pearl may not be a Party to the Ex-China Transaction but Pearl shall nevertheless (a) perform all actions necessary or reasonably requested by Apollomics to confirm the license and sublicense rights granted under Section 2.1 and to otherwise facilitate the Ex-China Transaction, and (b) receive a revenue share from any such Ex-China Transaction in accordance with Schedule A to this Agreement for the duration of the Term of this Agreement, provided that Pearl will be entitled to receive such revenue share only if Pearl has complied with its obligations under this Agreement, including providing Apollomics with the documents, data, and support reasonably and necessarily requested by Apollomics for Ex-China Transaction pursuant to this Agreement.

[

                                 ]

(c)     [

                                                                                                                                                                                ]

4.3 Selection of Single CMC Commercial Formulation. The Parties will endeavor in good faith to agree on a single CMC commercial drug product formulation for the Product (the “Commercial Formulation”) for global commercialization of the Product. In connection with the selection of the Commercial Formulation, the Parties shall endeavor to collaborate on one or more bio-equivalence studies comparing the formulation of the Product used in clinical studies in China with the formulation of the Product used in clinical studies in the United States. [

                                                                                                                                   ]

4.4 Selection and Qualification of a Single Contract Manufacturing Organization. The Parties will endeavor in good faith to agree on a single Third Party contract manufacturing organization (“CMO”) to manufacture the Commercial Formulation of the Product for the Parties and any Pharma Partner, if applicable. Without limiting the foregoing or anything in Sections 2.1, 2.2, 5.1, or 5.2, Pearl shall use reasonable best efforts to support Apollomics’ engagement with Pearl’s existing CMO [

                                                                                                                                                                                                                 ] for the Product to facilitate manufacture of the Product, for development and commercialization in the Apollomics Territory. Such support shall include, but shall not be limited to, granting by Pearl of all permissions and rights as may be necessary or useful to enable Apollomics and such CMO to use and share all information and intellectual property owned or controlled by Pearl that is necessary or reasonably useful to enable such CMO to manufacture Product for Apollomics that meets cGMP requirements for development and commercialization of the Product in the Apollomics Territory; [

                                                                                                                                                                                                                         ]

CONFIDENTIAL

[

                                                                                                                                                                                                                                 ]

4.5 Supply of Product. Within a reasonable time after the Effective Date of the Agreement and if related manufacturing, legal, transport or other conditions for Pearl to provide sufficient and qualified Product have been satisfied, the Parties will use commercially reasonable efforts to enter into an agreement for the supply of clinical and commercial finished Product by Pearl to Apollomics.

4.6 Compliance with Applicable Laws. Notwithstanding anything in this Agreement that provides otherwise, any information sharing and other related matters provided hereof by one Party to the other Party shall be subject to the applicable data protection and export control or economic sanctions laws and regulations.

5. Regulatory Matters.

5.1 Communications with Regulatory Authorities. Each Party shall be responsible for all communications with the relevant Regulatory Authorities relating to such Product in such Party’s Territory. Without limiting the Parties’ obligations under Sections 2.1, 2.2 or 5.2, each Party shall (a) notify the other Party of all material correspondence and communications with a Regulatory Authority relating to the Product within a reasonable time after receipt and (b) provide all support reasonably requested by the other Party in order to facilitate such other Party’s communications with any Regulatory Authority regarding the Product.

5.2 Regulatory Inspections. Without limiting the Parities obligations under Sections 2.1, 2.2, or 5.1, if any Regulatory Authority: (i) contacts a Party or any of its Sub licensees with respect to the alleged improper development, manufacture, or commercialization of any Product; (ii) conducts, or gives notice of its intent to conduct, an inspection at such Party’s or any of its Sublicensees’ facilities used in the development or manufacturing of any Product; or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of such Party or any of its Sublicensees that could reasonably be expected to materially adversely affect the development, manufacture, or commercialization of any Product, then such Party shall (a) promptly notify the other Party of such contact, inspection, or notice, and (b) provide the other Party with copies of all communications, records, and other Regulatory Materials provided to or received from the Regulatory Authority in connection therewith. Each Party shall also provide all support reasonably requested by the other Patty in order to facilitate such other Patty’s response to any inspection by any Regulatory Authority.

6. Reserved.

7. Confidentiality.

7 .1 Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party’s Confidential Information during the collaboration. Except as provided in Section 7.2 otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party’s Confidential Information, shall, during the Term and for [                    ] thereafter:

(a) use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party’s Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and

CONFIDENTIAL

(b) not use or disclose, nor permit to be used or accessed, the disclosing Party’s Confidential Information for any purpose other than to exercise the receiving Party’s rights or perform its obligations under this Agreement.

7.2 Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party’s Confidential Information:

(a) to the receiving Party’s and its Affiliates’ employees, agents, or independent contractors who (i) have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with Section 7.1 (b ); and (ii) are bound by obligations of confidentiality and non-disclosure at least as restrictive as those set forth in Section 7.1; provided that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 7.1 by any such employees, agents, or independent contractors;

(b) to the extent necessary to comply with a court order or other applicable Law, including regulations promulgated by security exchanges; provided that the receiving Party shall provide prompt notice of such required disclosure to the disclosing Party and cooperate with the disclosing Party’s efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure; and

(c) to actual or prospective acquirers, licensees (including Sublicensees), investors, lenders, and other financial or commercial partners (and to their respective advisors, agents, and representatives) to the extent reasonably necessary for evaluating or carrying out a transaction with such Persons, in each case under written obligations of confidentiality and nondisclosure at least as restrictive as those set forth in Section 7.1.

7 .3 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information, monetary damages may not be a sufficient remedy for any breach of this Section 7. Therefore, in addition to all other remedies available at Law, a Party is entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 7.

7.4 Press Release; Public Announcements. Neither Patty shall issue any press release, communicate with the media, or make any other public statement (orally or in writing) concerning the subject matter of this Agreement without the prior written consent of the other Party, except if and to the extent such Party determines, based on the advice of counsel, that it is required to make any public disclosure or filing regarding the subject matter of this Agreement: (a) by applicable Law; (b) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded; or (c) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (a) or (b) of this Section 9.4, the Party making any such required disclosure shall consult with the other Party regarding the substance of the disclosure (including any provisions of this Agreement to be redacted) and provide the other Party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the disclosure prior to its publication or filing.

CONFIDENTIAL

7.5 Publications. If a Party wishes to make a Publication containing the other Party’s Product Information, then such publishing Party shall provide the non-publishing Party with an advance copy of the proposed Publication at least [                    ] prior to the date of the submission or presentation of such Publication, whichever is earlier. The non-publishing Party shall review the proposed Publication and respond to the publishing Party within [                    ] after receipt to recommend any changes it reasonably believes are necessary to preserve any patentable invention or protect any Confidential Information of the non-publishing Party. The publishing Party shall, to the extent consistent with applicable Law and professional standards, (i) delete references to the non-publishing party’s Confidential Information; and (ii) withhold all publication and presentation of the proposed Publication for an additional [                    ] to permit the non-publishing party to file patent applications for intellectual property disclosed by the proposed Publication. Failure of the non-publishing party to provide proposed changes to any proposed Publication within such [                    ] period will be deemed approval of publication or presentation of the proposed Publication.

8. Representations and Warranties; Covenants.

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a) it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;

(b) the execution of this Agreement by such Party’s Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of such Party;

(c) when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms;

(d) the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under (i) any applicable Law (except for Regulatory Approvals as may be required for Development or Commercialization of the Products in the Territory) or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound;

(e) it has not been debarred or disqualified and is not the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any Regulatory Authority;

(f) it has the right to grant the rights and licenses granted to the other Party hereunder; and

(g) it has all necessary consents and authority to share its Product Information and Regulatory materials with the other Party.

CONFIDENTIAL

8.2 Mutual Covenants.

(a) Compliance with Laws. Each Party shall comply and shall ensure that its Sublicensees and its and their employees, agents, and independent contractors comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement, including (i) all applicable Laws relating to data security and privacy, and (ii) all applicable export control, anti-corruption, and anti-bribery Laws. Without limiting the foregoing, each Party shall not, and shall ensure that its Sublicensees and its and their employees, agents, and independent contractors do not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person (including any Regulatory Authority) in whatever form (including gifts, travel, entertainment, contributions, or anything else of value). Furthermore, each Party and any director, officer, employee, or agent of such Party shall comply with all applicable laws and regulations relating to anti-bribery, including but not limited to the anti-corruption, anti-bribery and anti- commercial bribery laws and regulations of the PRC, the Foreign Corrupt Practices Act of the United States (as amended from time to time, collectively, “Anti-Corruption Laws”) in performance of their obligations of this Agreement. For the purpose of this clause, “Government Official” shall mean any official, officer, representative or employee of any government department, agency or functional department (including any government-owned or controlled commercial corporations), including any physician employed by such government department or agency, or any official of a public international organization or political party, or any candidate for government office. Each Party further represents that neither such Party nor any director, officer, employee, or agent of Apollomics will offer, promise or give, directly or indirectly, anything of value to any Government Official for the purpose of: (1) influencing any act or decision of such Government Official in his or her official capacity; (2) inducing such Government Official to do or omit to do any act in violation of his or her lawful duty; (3) secruing any improper advantage; or (4) inducing such Government Official to use his or her influence with a government or governmental authority to affect any act or decision of such government or governmental authority, in each case ((1) through (4)) relating to the activities of this Agreement.

(b) Debarment. Each Party shall not, and shall ensure that its Sublicensees do not, employ or engage any Person who has been debarred or disqualified or, to its knowledge, is the subject of any pending or threatened debarment or disqualification proceedings or enforcement action by a Regulatory Authority in connection with activities relating to the Product. Each Party shall immediately notify the other Party in writing if it or any of its Sublicensees or any Person they have employed or engaged in connection with activities relating to the Product has been debarred or disqualified or is the subject of any pending or threatened debarment or disqualification proceedings or enforcement action by a Regulatory Authority, and such Party shall cease, and shall ensure that its Sublicensees cease, employing or using the services of such Person in connection with the Collaboration.

8.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS OR OMISSIONS, ACCURACY, OR COMPLETENESS (INCLUDING OF ANY CONFIDENTIAL INFORMATION (INCLUDING MATERIAL) OR TECHNICAL ASSISTANCE PROVIDED HEREUNDER), THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE COLLABORATION OR THE PRODUCTS, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.

CONFIDENTIAL

9. Indemnification.

9.1 Indemnification by Apollomics. Apollomics shall indemnify, defend, and hold harmless Pearl and its Affiliates, and each of Pearl’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Pearl Indemnified Party”) from and against all Losses arising out of or resulting from any claim, suit, action, or proceeding by any Third Party (“Indemnified Claim”) relating to: (a) any breach by Apollomics of any representation, warranty, covenant, or obligation under this Agreement; or (b) the gross negligence or willful misconduct, or any failure to comply with applicable Law, of any employee, agent, or independent contractor of Apollomics or any of its Sublicensees in connection with this Agreement; except in each case to the extent any such Losses are covered by Pearl’s indemnification obligations under Section 9.2.

9.2 Indemnification by Pearl. Pearl shall indemnify, defend, and hold harmless Apollomics and its Affiliates, and each of Apollomics’ and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Apollomics Indemnified Party”) from and against all Losses arising out of or resulting from any Indemnified Claim relating to: (a) any breach by Pearl of any representation, warranty, covenant, or obligation under this Agreement; or (b) the gross negligence or willful misconduct, or any failure to comply with applicable Law, of any employee, agent, or independent contractor of Pearl or any of its Sublicensees in connection with this Agreement; except in each case to the extent any such Losses are covered by Apollomics’ indemnification obligations under Section 9.1.

9.3 Indemnification Procedure. An Indemnified Party shall promptly notify the Party from whom it is seeking indemnification (“Indemnifying Party”) upon becoming aware of an Indemnified Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 9. The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel of its own choosing, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party’s sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of an Indemnified Claim, the Indemnified Party may, but is not obligated to, defend against such Indemnified Claim, including settling such Indemnified Claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party’s failure to perform any obligation under this Section 9.3 nor any act or omission of the Indemnified Party in the defense or settlement of any Indemnified Claim will relieve the Indemnifying Party of its obligations under this Section 9, including with respect to any Losses, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

CONFIDENTIAL

9.4 Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS DO NOT APPLY TO: (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 9; (B) LOSSES ARISING OUT OF OR RELATING TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7; OR (C) LOSSES ARISING OUT OF OR RELATING TO THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR ANY OF ITS SUBLICENSEES IN PERFORMING UNDER THIS AGREEMENT.

10. Term and Termination.

10.1 Term. This Agreement is effective as of the Effective Date and, unless earlier terminated in accordance with this Section 10, will continue in full force and effect until the fifteenth anniversary of the Effective Date (the “Initial Term”). Thereafter, the Agreement will automatically renew for subsequent [                    ] terms (each such term a “Renewal Term”) unless a Party provides the other Party with [                    ] prior written notice that it does not desire to renew the Agreement. The Initial Term, together with any Renewal Terms, is herein referred to as the “Term”.

10.2 Termination for Material Breach. Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within [                    ] after receiving written notice of such breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such Dispute within [                    ] after receipt of notice of such breach, then the other Party may not terminate this Agreement under this Section 10.3 unless and until a court of competent jurisdiction determines that the alleged breaching Party has materially breached the Agreement and such Party fails to cure such breach within the applicable cure period set forth above commencing on the date of such decision.

10.3 Insolvency.

(a) Termination for Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to meet its obligations as they become due in the general course; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law that is not discharged within [                    ] after such filing or initiation of such proceeding; (iv) makes or seeks to make a general assignment for the benefit of creditors; or (v) appoints or bas appointed a receiver, trustee, custodian, or similar agent over any material portion of its property that is not discharged within [                    ] after such appointment.

CONFIDENTIAL

(b) No Limitation of Rights. All rights, powers and remedies of each Party provided in this Section 10.3 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Code) in the event of the commencement of a case under the Code involving the other Party.

10.4 Effects of Termination. Upon any expiration or termination of this Agreement by either Party, the following will apply:

(a) Data. Data that has been submitted to and relied upon by Regulatory Authorities during the collaboration of this Agreement shall not be removed from Regulatory Filings.

(b) Confidential Information. Each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party, except that each Party may keep one copy of such materials for legal archival purposes or for purposes of exercising a Party’s surviving rights, in each case, subject to continuing confidentiality obligations in accordance with Section 7.

10.5 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. Without limiting the foregoing, Sections 2.2, 2.3, 7, 9, 10 and 11 and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

11. Dispute Resolution.

11.1 Objective. The Parties recognize that disputes, controversies, or claims arising out of or in connection with this Agreement or its interpretation, breach, termination, or invalidity ( each a “Dispute”), may from time to time occur during the Term. It is the Parties’ objective to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation and without resorting to litigation. To accomplish this objective, the Parties shall follow the procedure set forth in this Section 11 to resolve any Dispute. Either Party may initiate the dispute resolution procedure of this Section 11 by giving the other Party notice (“Dispute Notice”).

11 .2 Escalation to Executives. The Patties shall first attempt in good faith to initially resolve any Dispute by negotiation between the Chief Executive Officer for Apollomics and the Chief Executive Officer for Pearl (the “Executives”). Within [                                    ] after a Dispute Notice provided to a Party in accordance with Section 11.1, the Executives shall meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Executives are unable to resolve such Dispute within [                        ] after the Dispute Notice, then either Party may provide the other Party with an Arbitration Notice in accordance with Section 11.3 below.

11.3 Arbitration. After complying with Section 11.2, any Dispute arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the Dispute with notice (the “Arbitration Notice”) to

CONFIDENTIAL

the other Party(ies) to the Dispute. The Dispute shall be settled by arbitration in Singapore by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of Singapore International Arbitration Centre (the “SIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the SIAC Rules. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the SIAC Rules. Each of the claimant and the respondent to the Dispute shall be entitled to designate one (1) arbitrator in accordance with the SIAC Rules. If either party fails to designate an arbitrator, SIAC shall appoint the arbitrator. The two arbitrators so appointed shall designate the third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation within [                ] from the confirmation of the second arbitrator, SIAC shall appoint the presiding arbitrator. The arbitral proceedings shall be conducted in English. To the extent that the SIAC Rules are in conflict with the provisions of this Section 11.3, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 11.3 shall prevail. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

12. Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts of God, flood, fire, earthquake, explosion, war, terrorism, invasion, riot, or other civil unrest, embargoes or blockades in effect on or after the Effective Date, national or regional emergency, strikes, labor stoppages or slowdowns, or other industrial disturbances, any governmental order, Law, or action, shortage of adequate power or telecommunications or transportation facilities, or any other similar event beyond the reasonable control of the affected Party (each, a “Force Majeure Event”). The affected Party shall give notice within [                    ] after the beginning of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The affected Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.

13. Assignment.

13.1 Non-Assignment; Exceptions. Except as otherwise expressly provided in this Agreement, neither Party may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations, hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may make such an assignment, delegation, or other transfer, in whole or in part, without the other Party’s consent:

(a) to an Affiliate; provided that the assigning Party shall remain liable and responsible for the performance of all obligations and compliance with all other terms and conditions of this Agreement by such Affiliate.

(b) in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of such Party relating to the Product (“Acquirer”), whether by Change of Control, restructuring, sale of business unit or product line divestiture, or other transaction, and whether this Agreement is expressly assigned or is assumed by the Acquirer by operation of law.

CONFIDENTIAL

13.2 Restrictions on Transfer; Binding Nature. No delegation or other transfer by a Party will relieve such Party of any of its obligations under this Agreement. Any purported assignment or other transfer in violation of this Section 13 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

14. Miscellaneous.

14.1 New Intellectual Properties. The Parties agree that the inventions and technologies (including but not limited to Confidential Information) owned by Apollomics and Pearl respectively on or prior to, or as of the Commercial Transaction, shall be sole and exclusive property of such Party and shall not be affected by this Agreement. Unless otherwise agreed or stated by the Parties, all rights of new inventions and technologies: (a) remain the property of the Party who independently develops such new inventions and technologies, or (b) remain the property of Apollomics and Pearl jointly if such new inventions and technologies are developed jointly by both Parties.

14.2 Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement, including upon expiration or termination of this Agreement in accordance with Section 10.6.

14.3 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

14.4 Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below ( or to any other address the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only: (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to Apollomics:	Apollomics Inc.
989 East Hillsdale Blvd.
Foster City, CA 94404
USA
Email: contracts@apollomicsinc.com
Attention: General Counsel

CONFIDENTIAL

If to Pearl:	Beijing Pearl Biotechnology Co., Ltd.
Room 402 4F Building F, Wang Jing Sci-Tech Park, 2 Lizezhong’er Rd., Chaoyang District, Beijing, PRC Email: songzhitao@avistonebio.com Attention: Song Zhitao (宋志涛)

14.5 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

14.6 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

14.7 Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Schedules and Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any Schedule, Exhibit, or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules and Exhibits; (b) second, the Schedules and Exhibits to this Agreement; and (c) third, any other documents incorporated herein by reference.

14.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or because of this Agreement.

14.9 Amendment Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

CONFIDENTIAL

14.10 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.

14.11 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.12 Governing Law; Jurisdiction. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

14.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

APOLLOMICS INC.

By
Name:	Sanjeev Redkar
Title:	President
Date:	December 2, 2022

BEIJING PEARL BIOTECHNOLOGY CO., LTD. (北京浦润奥生物科技有限责任公司)

By
Name:
Title:
Date:	December 15, 2022

signature page of Collaboration Agreement

CONFIDENTIAL

SCHEDULE A

Revenue Sharing for an Ex-China Transaction

[***]